Filed Pursuant to Rule 424(b)(3)

Registration No. 333-291030

PROSPECTUS SUPPLEMENT NO. 2

To Prospectus dated November 12, 2025

APTERA MOTORS CORP.

6,000,000 Shares of Class B Common Stock

This prospectus supplement (this “Supplement”) supplements the prospectus dated November 12, 2025 (as may be supplemented from time to time, the “Prospectus”), which is part of a registration statement on Form S-1 (File No. 333-291030) relating to the offer and resale of up to 6,000,000 shares of Class B common stock of Aptera Motors Corp. (the “Class B common stock”) by New Circle Principal Investments LLC, a Delaware limited liability company (the “Selling Stockholder” or “New Circle”). The shares of Class B common stock being offered by New Circle have been and may be issued pursuant to the share purchase agreement dated October 13, 2025 that we entered into with New Circle (the “Purchase Agreement”). The shares registered for resale also include 45,127 shares of Class B common stock issued to New Circle as consideration for its commitment to purchase our Class B common stock pursuant to the Purchase Agreement (the “Commitment Shares”). We are not selling any securities under the Prospectus and will not receive any of the proceeds from the sale of our Class B common stock by New Circle. However, we may receive up to $75 million in aggregate gross proceeds from sales of our Class B common stock to New Circle that we may make under the Purchase Agreement from time to time after the date of the Prospectus. See the sections entitled “The New Circle Transaction” in the Prospectus for a description of the transaction contemplated by the Purchase Agreement and “Selling Stockholders” in the Prospectus for additional information regarding New Circle.

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in the Form 8-K filed with the Securities and Exchange Commission on November 19, 2025.

This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. This Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.

Our registration of the securities covered by this prospectus does not mean that New Circle will offer or sell any of the Class B common stock. Subject to the terms of the Purchase Agreement, New Circle may sell the shares of our Class B common stock included in the Prospectus in a number of different ways and at varying prices. We provide more information about how New Circle may sell the shares in the section in the Prospectus entitled “Plan of Distribution.” New Circle is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Any profits on the sales of our Class B common stock by New Circle and any discounts, commissions or concessions received by New Circle may be deemed to be underwriting discounts and commissions under the Securities Act.

New Circle will pay all sales and brokerage commissions and similar expenses in connection with the offer and resale of the Class B common stock by New Circle pursuant to the Prospectus. We will pay the expenses (except sales and brokerage commissions and similar expenses) incurred in registering under the Securities Act the offer and resale of the shares included in the Prospectus by New Circle, including legal and accounting fees. See “Plan of Distribution” in the Prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and are subject to reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Class B common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “SEV”. On November 18, 2025, the closing price of our Class B common stock was $6.64 per share.

On August 5, 2025, we effected a one-for-three reverse stock split pursuant to which every three shares of our issued and outstanding Class B common stock were reclassified as one share of Class B common stock (the “Reverse Stock Split”). The Reverse Stock Split had no impact on the par value of our Class B common stock or the authorized number of shares of our common stock. Unless otherwise indicated, all share and per share information in the Prospectus is adjusted to reflect the Reverse Stock Split.

Our business and investment in our Class B common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement is November 19, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2025

APTERA MOTORS CORP.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-42884	83-4079594
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 371-3151

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, par value $0.0001 per share	SEV	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As disclosed in its Form 10-Q, filed on November 14, 2025, Aptera Motors Corp. (the “Company”) has been in discussions with the California Energy Commission (the “CEC”) formalizing adjustments to its milestone schedule requirements. On November 18, 2025, the Company received communications from the CEC revising the milestones and schedule requirements.

The CEC has assured the Company that the grant agreement remains in place and that the Company remains eligible for funding upon satisfaction of the revised milestones. Additionally, the CEC informed the Company that future reimbursements will be dependent on achieving the milestones outlined in their communications and no longer directly linked to the timing of spending until such milestones are met. As a result, the Company does not anticipate receiving any further reimbursements from the CEC in 2025. Our ability to meet any milestones, whether current or subsequently revised, and therefore receive the full amount of anticipated grant disbursements, cannot be assured.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Aptera Motors Corp.

Date:	November 19, 2025	By:	/s/ Chris Anthony
		Name:	Chris Anthony
		Title:	Co-Chief Executive Officer